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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-A


           For Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

                         Commission File Number 0-20975

                                 TENAGASCO, INC.
                                 ---------------
             (Exact name of Registrant as specified in its charter)



           TENNESSEE                                    87-0267438
           ---------                                    ----------
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)



603 Main Avenue
Knoxville, Tennessee                                             37902
--------------------                                             -----
(Address of Principal Executive Offices)                         (Zip Code)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to general Instruction A. (c)(1), please check the following box [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class                 Name of each exchange on which
            to be so registered                 Each class is to be registered

      Common Stock, $0.001 par value                 American Stock Exchange
      ------------------------------                 -----------------------


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Item 1.           Description of Registrant's Securities to be Registered.

         Common Stock, $0.001 par value

                  The holders of the common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Shares of common stock do not carry cumulative voting rights, and therefore, a majority of the shares of outstanding common stock will be able to elect the entire Board of Directors and, if they do so, minority stockholders would not be able to elect any persons to the Board of Directors. The Company's Bylaws provide that a majority of the issued and outstanding shares of the Company shall constitute a quorum for stockholders meetings except with respect to certain matters for which a greater percentage quorum is required by statute or the by-laws.

                  Stockholders of the Company have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and preference payments to holders of preferred stock. Holders of common stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends. The Company seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

                  The Board of Directors has the authority to issue the authorized but unissued shares of common stock without action by the stockholders. The issuance of such shares would reduce the percentage ownership held by existing shareholders and may dilute the book value of their shares.

                  There are no provisions in the Bylaws or Articles of Incorporation of the Company which would delay, defer or prevent a change in control of the Company.



Item 2   Exhibits.

         The following documents which were previously filed with the Securities and Exchange Commission are being filed with the American Stock Exchange, but are not being filed herewith:

Exhibit A       -        Annual Report on Form 10-KSB for the fiscal year ended
                         December 31, 1998


Exhibit B       -        Quarterly Report on Form 10-QSB for the period ended
                         March 31, 1999



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Exhibit C       -        Quarterly Report on Form 10-QSB for the period ended
                         June 30, 1999


Exhibit D       -        Quarterly Report on Form 10-QSB for the period ended
                         September 30, 1999

Exhibit E       -        Proxy Statement for 1999 Annual Meeting

Exhibit F       -        Registrant's Corporate Charter

Exhibit G       -        Registrant's By-Laws

Exhibit H       -        Specimen of Common Stock, $0.001 par value

Exhibit I       -        Registrant's 1999 Annual report



                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: December 14, 1999
                                                    Tengasco, Inc.


                                                    By: /s/ Terry W. Piesker
                                                        --------------------
                                                        Terry W. Piesker,
                                                         President